EXHIBIT 15







                   LETTER RE: UNAUDITED FINANCIAL INFORMATION

                              ACKNOWLEDGMENT LETTER

                                  June 27, 1995





The Board of Directors
Witco Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8, No. 33-_____) pertaining to the 1995 Stock Option Plan for Employees of Witco Corporation and its Subsidiaries, of our report dated May 10, 1995 relating to the unaudited condensed consolidated interim financial statements of Witco Corporation and Subsidiary Companies which is included in its Form 10-Q for the quarter ended March 31, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the registration statements prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.



                                                     ERNST & YOUNG LLP

Stamford, Connecticut